UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2013

BRINX RESOURCES LTD.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-102441 (Commission File Number)	98-0388682 (IRS Employer Identification No.)

c/o Dill Dill Carr Stonbraker & Hutchings, P.C.
455 Sherman Street, Suite 300, Denver, Colorado 80203
(Address of principal executive offices)                       (Zip Code)

(505) 250-9992
Registrant's telephone number, including area code

820 Piedra Vista Road NE, Albuquerque, NM 87123
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Kulwant Sandher resigned as the registrant’s chief financial officer effective July 3, 2013.

On July 10, 2013, Christopher Mulgrew was elected to serve as a director of the registrant and specifically to provide oversight as to the accounting and financial reporting functions of the registrant.

Mr. Mulgrew has not had any transactions with the registrant since the beginning its last fiscal year.  Mr. Mulgrew will receive $2,500 per month from the registrant for service as a director.

Since March 2011, Mr. Mulgrew has been the managing partner of Gallant Ridge Capital, LLC, a business consulting and investor relations firm based in Houston, Texas, which specializes in working with companies whose market cap is less than $100 million.  His previous experience includes serving from March 2010 to March 2011 as global controller at Kenda Capital, the fund manager of the $1.4 billion Shell Technology Ventures Fund.  He has also served as the chief financial officer of companies in the brewing, alternative energy and emergency medicine industries.  Mr. Mulgrew holds a Bachelor’s degree in Business Administration (BBA) from Simon Fraser University and a Master’s degree of Business Administration (MBA) from the Jesse H. Jones Graduate School of Business at Rice University. He also holds both the Chartered Accountant (CA) and Certified Public Accountant (CPA) designations and has completed the Master class in Private Equity program at the London Business School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINX RESOURCES LTD.
July 10, 2013	By: /s/ Kenneth Cabianca Kenneth Cabianca President